Exhibit 99.1

RegeneRx Biopharmaceuticals Inc. 15245 Shady Grove Road, Suite 470 Rockville, Maryland 20850	PHONE 301.208.9191 FAX 301.208.9194 WEB www.regenerx.com

News Release

RegeneRx Completes License Expansion for RGN-137 in Europe, S. Korea, Japan, Canada and Australia

Proceeds will Fund Operations Beyond Receipt of Phase 3 Dry Eye Trial Data

ROCKVILLE, Md. (August 31, 2017) – RegeneRx Biopharmaceuticals, Inc. (OTCQB: RGRX) (“the Company” or “RegeneRx”), a clinical-stage drug development company focused on tissue protection, repair and regeneration, today announced that it has completed a license expansion agreement with GtreeBNT for the rights to RGN-137, RegeneRx’s topical gel formulation of thymosin beta 4 (Tβ4), in Europe, S. Korea, Japan, Canada and Australia.

The financial terms of the agreement comprise three payments, including one upon signing and two subsequent additional payments over the next six months. The agreement also includes milestone payments and royalties on commercial sales. The terms are consistent with previous licenses between the two parties. The Company will file non-confidential information related to the transaction on form 8-K.

The rights to RGN-137 and RGN-352 in Europe were previously licensed to the Sigma-Tau Group and were subsequently acquired by Alfa Wasserman when the two companies merged several years ago. RegeneRx reacquired these rights when the agreement with Sigma-Tau/Alfa Wassermann expired earlier this year.

“Proceeds from the license expansion agreement are non-dilutive and will allow us to maintain operations substantially though the first quarter of 2018, well past the expected release of data from our recently completed Phase 3 dry eye trial. I am also pleased that the agreement will allow GtreeBNT to access additional patients in the newly licensed territories for the upcoming Phase 3 epidermolysis bullosa (EB) clinical trial. Moreover, reacquisition of the European rights to RGN-352 should enhance strategic licensing discussions with multi-national pharmaceutical companies interested in world-wide rights to systemic administration of RGN-352 for the treatment of cardiac and central nervous system damage,” stated J.J. Finkelstein, RegeneRx’s president and chief executive officer.

About RegeneRx Biopharmaceuticals, Inc. (www.regenerx.com)

RegeneRx is focused on the development of novel therapeutic peptides, including Thymosin beta 4 (Tβ4) and its constituent fragments, for tissue and organ protection, repair and regeneration. RegeneRx currently has three drug candidates in clinical development for ophthalmic, cardiac and dermal indications, three active strategic licensing agreements in the U.S., China, and Pan Asia (Korea, Japan, and Australia, among others), and has patents and patent applications covering its products in many countries throughout the world.

RGN-259, the Company's Tβ4-based ophthalmic drug candidate, has been designated an orphan drug in the U.S. for the treatment of neurotrophic keratopathy (NK). In July 2017, RegeneRx, through its U.S joint venture, ReGenTree LLC, completed patient enrollment and treatment in its second Phase 3 clinical trial in approximately ~600 patients with dry eye syndrome. Top line data is expected to be reported by the fourth quarter of 2017. The Company is simultaneously conducting a 46-patient Phase 3 clinical trial in patients with NK targeted for completion in 2018. RGN-259 is also being developed in patients with dry eye syndrome in Asia through RegeneRx’s two Asian partnerships.

RGN-352, the Company's Tβ4-based injectable formulation, is a Phase 2-ready drug candidate designed to be administered systemically to prevent and repair cardiac damage resulting from heart attacks and central nervous system tissue damage associated disorders such as peripheral neuropathy, multiple sclerosis and traumatic brain injuries such as stroke.

RGN-137, also designated an orphan drug in the U.S., is the Company’s Tβ4-based dermal gel formulation being developed for epidermolysis bullosa, a rare skin condition. The Company’s licensee, GtreeBNT, is sponsoring a phase 3 clinical trial in the U.S. and abroad and is expected to initiate the study in the third quarter of 2017.

For additional information about RegeneRx please visit www.regenerx.com.

Forward Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding our strategic and research partnerships, future royalty and milestone payments, regulatory applications and approvals, the development of our drug candidates, the use of our drug candidates to treat various conditions, our growth strategy, and our financial needs. The proposed clinical trials and costs and resources to support clinical trials for epidermolysis bullosa, as well as the other forward-looking statements, are expectations and estimates based upon information obtained and calculated by the Company at this time and are subject to change. Moreover, there is no guarantee any clinical trials will be successful or confirm previous clinical results. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2016, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this shareholder letter represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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For RegeneRx:	Investor Contact:
Lori Smith	Stephanie Prince
301.208.9191	PCG Advisory Group
las@regenerx.com	646.762.4518
Sprince@pcgadvisory.com